Item 77 C -- Submission of Matters to a Vote of Security Holders

A Special (An Annual) Meeting of Shareholders of Federated Limited Duration Government Fund, Inc. was held on September 6, 2000. On June 27, 2000, the record date for shareholders voting at the meeting, there were 10,641,013 total outstanding shares. The following items, which are required to be reported under this Item 77C, were considered by shareholders and the results of their voting were as follows:

1.	To make changes to the Fund's fundamental investment objective and fundamental investment policy:

(a)	To amend the Fund's fundamental investment objective to provide as follows: "The Fund's investment objective is to provide total return"; and
(b)	To amend, and make non-fundamental, the Fund's investment policy regarding acceptable investments to provide as follows: "The Fund pursues its objective by investing its assets in U.S. government and government agency securities, including mortgage-backed securities."

For		Against		Abstentions
5,159,606	176,532	        298,787


The Definitive Proxy Statement for the Special (Annual) Meeting held on September 6, 2000, was filed with the Securities and Exchange Commission on July 12, 2000, and is incorporated by reference. (File No. 811-6307)